Exhibit 10.17

Execution Copy

Avista Corporation

Supplemental Executive Retirement Plan

(2005 Component)

As Amended and Restated Effective

January 1, 2011

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AVISTA CORPORATION

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(2005 Component)

As Amended and Restated Effective January 1, 2011

ARTICLE 1.

Purpose and Intent of Plan

1.1	Purpose. This Avista Corporation Supplemental Executive Retirement Plan (2005 Component) is amended and restated effective January 1, 2011 and is designed to provide supplemental retirement benefits payable out of the general assets of any Company as provided in Section 4.1. This Plan shall be unfunded for tax purposes and purposes of Title I of ERISA. This Plan is a component of the Avista Corporation Supplemental Executive Retirement Plan.

1.2	Intent. The intent of the Plan is to restore the benefit which would otherwise be payable under the Funded Pension Plan due to the limitations under Code Sections 401(a)(17) and 415 and to restore the benefit which would otherwise be lost thereunder as a result of the Employee’s participation in the Deferred Compensation Plan. In addition, for an Employee who has attained a minimum age of 55 years as well as a minimum 15 years of Vesting Service, this Plan is designed to provide an increased benefit through the Applicable Percent identified in Section 4.1(b) thereof.

ARTICLE 2.

Definitions

For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

2.1	“Actuarial Equivalent” shall mean an actuarial equivalent value of an amount payable in a different form or at a different date computed on the basis of the following actuarial assumptions:

Mortality:	1983 Group Annuity Table
Interest Rate:	7%

2.2	“Administrator” shall mean, prior to a Change in Control, the Administrator appointed to administer the Funded Pension Plan, as appointed from time to time. Upon and after a Change in Control, Administrator shall mean the person or entity appointed in accordance with Section 5.2.

2.3	“Benefit Service” shall mean the periods of service which are counted for the purposes of determining the amount of benefit earned as defined in Section 4.1 of the Funded Pension Plan, except as otherwise provided in an agreement between the Company and the Employee and approved by the Compensation & Organization Committee of the Board.

2.4	“Board” shall mean the Board of Directors of Avista Corporation.

2.5	“Change in Control” shall mean:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of Avista Corporation (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Avista Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Avista Corporation, (ii) any acquisition by Avista Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Avista Corporation or any corporation controlled by Avista Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5; or

(b)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Avista Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors, or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Avista Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Avista Corporation or all or substantially all of Avista Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or employee benefit plan (or related trust) of Avista Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	Approval by the shareholders of Avista Corporation of a complete liquidation or dissolution of Avista Corporation.

2.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.7	“Company” shall mean Avista Corporation, a Washington corporation, any Related Company that participates in the Plan, and any business which assumes the obligations of a Company hereunder.

2.8	“Deferred Compensation Plan” shall mean the non-qualified deferred compensation plan sponsored by Avista Corporation known as the “Avista Corporation Executive Deferral Plan”, which includes the Avista Corporation Executive Deferral Plan (2005 Component), the Avista Corporation Executive Deferral Plan (2011 Component) and any predecessor or successor plans thereof.

2.9	“Eligible Dependent Children” shall mean the natural or adopted children of the Employee or the Employee’s Eligible Surviving Spouse who are dependents of and have been dependents of such Employee or spouse throughout the 12 month period preceding the Employee’s death.

2.10	“Eligible Surviving Spouse” shall mean the person to whom the Employee was legally married on his benefit commencement date and at the time of his death has been married for at least 12 months.

2.11	“Employee” shall mean an employee and executive officer of the Company who is a member in the Funded Pension Plan and who first became an executive officer of the Company before February 4, 2011.

2.12	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.13	“Final Average Earnings” shall for the purpose of calculating benefits under Section 4.1(a) have the same meaning as the definition in the Funded Pension Plan with the exception that the calculation of the Employee’s annual earnings shall be made without regard to the dollar limitation under Code Section 401(a)(17) and shall include any compensation deferred by the Employee under the Deferred Compensation Plan. The same definition described in the preceding sentence shall be followed in calculating the benefits under Section 4.1(b) with the exception that average earnings shall be determined by referencing the 60 consecutive months in the last 120 months of service for which such average is highest.

2.14	“Funded Pension Plan” shall mean the “Retirement Plan for Employees of Avista Corporation”, as outlined under the terms and provision of the plan document as in effect at the time of the Employee’s Separation from Service.

2.15	“Minimum Survivor Annuity” shall mean an annuity for the life of the Employee’s Eligible Surviving Spouse equal to 50% of the amount that would have been paid to the Employee had the Employee’s benefit been paid in the form of a joint and survivor annuity with a 50% continuance, and in an amount that is the Actuarial Equivalent of the Employee’s benefit determined under Sections 4.1 and 4.2, as applicable, payable in the form of a single life annuity.

2.16	“Plan” shall mean the component of the Avista Corporation Supplemental Executive Retirement Plan set forth in this plan document titled the “Avista Corporation Supplemental Executive Retirement Plan (2005 Component)”, as amended from time to time and that governs benefits that accrue thereunder on and after January 1, 2005.

2.17	“Related Company” shall mean a corporation which is a member of the same controlled group of corporations (as defined in Code Section 414(b)) as Avista Corporation and a trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) with Avista Corporation.

2.18	“Separation from Service” means that an Employee has died, retired or otherwise has incurred a termination of employment. An Employee will not incur a Separation from Service while he is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment under an applicable statute or contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29 month period of absence is substituted for such six month period.

“Termination of employment” means that it is reasonably anticipated based on the facts and circumstances that an Employee will perform no further services after a certain date or that the level of bona fide services he would perform after such date would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of services if the Employee has been providing services for less than 36 months). An Employee shall incur a Separation from Service when the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by him during the immediately preceding 36 month period.

2.19	“Vesting Service” shall mean the periods of service which are counted for purposes of vesting as defined in Section 4.2 of the Funded Pension Plan, subject to the requirements of Code Section 409A and except as otherwise provided in an agreement between the Company and the Employee and approved by the Compensation & Organization Committee of the Board.

ARTICLE 3.

Eligibility

An Employee who is entitled to receive benefits from the Funded Pension Plan that accrue on and after January 1, 2005 shall be eligible to receive benefits under this Plan in accordance with Section 4.1.

ARTICLE 4.

Benefits

4.1	Amount of Benefits. Except as otherwise provided in an agreement between the Company and an Employee and approved by the Compensation & Organization Committee of the Board, the amount of the monthly benefit payable under the Plan shall be equal to either (a) or (b) below, whichever is applicable, reduced by the sum of the Employee’s monthly benefit that accrued under the Avista Corporation Supplemental Executive Retirement Plan before January 1, 2005 and the Employee’s “normal retirement benefit” as defined by the Funded Pension Plan.

(a)	If the Employee has not attained age 55 or does not have at least 15 years of Vesting Service at the time of his Separation from Service, then the amount of the monthly benefit is the monthly benefit which would be payable to or on behalf of the Employee under the Funded Pension Plan if Article XI (which incorporates the Code Section 415 limitations) were not applied and the Final Average Earnings defined herein were used in place of the “final average earnings” as defined by the Funded Pension Plan.

(b)	If the Employee has attained age 55 and has at least 15 years of Vesting Service at the time of his Separation from Service, then the amount of the monthly benefit is the Applicable Percent of the Employee’s Final Average Earnings multiplied by his or her years of Benefit Service up to a maximum of thirty (30) years with said product divided by twelve (12). The Applicable Percent is determined as follows:

AGE AT RETIREMENT	APPLICABLE PERCENT
55-57	2.0%
58	2.1%
59	2.2%
60	2.3%
61	2.4%
62	2.5%

For the positions of Chief Executive Officer and Chief Operating Officer
63	2.6%
64	2.8%
65	3.0%

4.2	Reduction for Early Commencement of Benefits. If payment of benefits under the Plan commences when the Employee is eligible to elect early retirement benefits under the Funded Pension Plan, then the benefits under this Plan shall be subject to the same reduction factors applicable to the Employee’s early retirement benefit as defined and described in the Funded Pension Plan.

If payment of benefits under the Plan commences when the Employee is eligible to elect vested termination benefits under the Funded Pension Plan, then the benefits under this Plan shall be subject to the same reduction factors applicable to the Employee’s vested termination benefit as defined and described in the Funded Pension Plan.

4.3

Form of Benefit Payments. Unless otherwise elected by an Employee pursuant to Section 4.5, the benefits payable to or on behalf of an Employee as determined in Section 4.1 shall be paid in the form of a single life annuity if the Employee is single upon his Separation from Service, or if the Employee is married upon his Separation from Service, in the form of a 66-2/3% joint and survivor annuity with his Eligible Surviving Spouse as joint annuitant until such spouse is age 60, and a 50% joint and survivor annuity with such spouse as joint annuitant thereafter. In the event that the Employee’s age exceeds that of his Eligible Surviving Spouse by more than five years, then the survivor’s benefit described in the preceding sentence shall be reduced by 2% of the Employee’s benefit for each year by which the Employee’s age exceeds that of his Eligible Surviving Spouse plus five years, provided that the reduced benefit shall not be less than the Minimum Survivor Annuity. The last payment to the Eligible Surviving Spouse shall be the payment due on the first day of the month in which occurs the death of the last to survive of the Employee and such spouse. Furthermore, if the Eligible Surviving Spouse dies, or if there is no Eligible Surviving Spouse, then the benefits which otherwise would have been paid to an Eligible Surviving Spouse shall be divided equally among the Employee’s Eligible Dependent Children under the age of 19. The last such payment to each Eligible Dependent Child shall be the payment on the first day of the month in which occurs the earlier of his 19th birthday or his death.

Notwithstanding the preceding paragraph, the benefits payable to or on behalf of an Employee as determined in Section 4.1 shall be paid in a single lump sum if the Actuarial Equivalent of the Employee’s monthly benefit payable in a lump sum is equal to or less than the dollar amount under Code Section 402(g)(1)(B) ($16,500 for 2011) and the payment results in the termination and liquidation of the entirety of the Employee’s interest under the Plan, including all other plans that are aggregated with the Plan under Code Section 409A.

The lump sum amounts described above shall be calculated based on the Employee’s monthly benefit payable at his normal retirement or early retirement date, as such terms are defined in the Funded Pension Plan, if applicable, and if the Employee is married, shall include the value of joint and survivor benefits.

4.4	Time of Benefit Payments. Unless otherwise elected by the Employee pursuant to Section 4.5, benefits due under the Plan shall be paid as soon as reasonably practicable following the Employee’s Separation from Service, but in no event later than 90 days following the Employee’s Separation from Service. Notwithstanding the preceding sentence, payment of benefits to an Employee who is a “specified person” shall not be paid or commence prior to a date that is six (6) months after the date of his Separation from Service for reasons other than death. An Employee is a “specified person” if he is a “key employee” under Code Sections 416(i)(1)(A)(i), (ii) or (iii) at any time during the 12 month period ending on a “specified employee identification date.” If the Employee is a key employee on such a date, he will be treated as a key employee for the entire 12 month period beginning on the “specified employee effective date.” For purposes of this Section 4.4, the “specified employee identification date” is December 31 and the “specified employee effective date” is the following April 1. The accumulated value of deferred payments (exclusive of interest) will be paid to an Employee who is a specified person in a single sum at the beginning of the seventh calendar month after the date of his Separation from Service.

4.5	Employee Election of Form and Time of Benefit Payments. An Employee may elect in the manner provided by the Administrator to delay receipt of his Plan benefit or change the form of payment described above to a single lump sum or a single life annuity with a 10 year certain guarantee (calculated using the adjustment factors for such payment form set forth in the Funded Plan), provided that: (i) the election is submitted at least one year prior to the date on which the first payment of benefits hereunder would have otherwise become payable; and (ii) the election will result in a delay of the Employee’s receipt of such benefit by at least five additional full years. In the event that an Employee participates in this Plan and the Avista Corporation Supplemental Manager Retirement Plan (“SMRP”) (as such plan may be amended from time to time), then the payment election in effect under the plan in which the Employee first participates shall govern payments under both the Plan and the SMRP.

4.6	Benefits Unfunded. The Employee shall have no right, title, or interest whatever in or to any investments which the Company may make to aid it in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company, such rights shall be no greater than the right of an unsecured creditor.

ARTICLE 5.

Administration

5.1	Duties of Administrator. The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan including, but not limited to, the amount and manner of payment of the benefits due to or on behalf of each Employee under the Plan.

5.2	Administration Upon Change In Control. Upon and after the occurrence of a Change in Control, the Administrator shall be an independent third party selected by the individual who, immediately prior to such event, was Avista Corporation’s Chief Executive Officer or, if not so identified, Avista Corporation’s highest ranking officer (the “Ex-CEO”). Upon and after the occurrence of a Change in Control, Avista Corporation must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney’s fees and expenses arising in connection with the performance of the duties of the Administrator hereunder; and (3) supply full and timely information to the Administrator or all matters relating to the Plan, the Employees and their beneficiaries, the date or circumstances of the death or other Separation from Service of the Employees, their respective years of Benefit Service, age and Final Average Earnings, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) only by the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by Avista Corporation.

5.3	Finality of Decisions. Subject to Article 6 below, the decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons. The Administrator shall not be subject to liability with respect to the administration of the Plan.

5.4	Benefit Forfeiture Prior to a Change in Control. Prior to a Change in Control, all benefits provided by this Plan may be forfeited by the Employee and the Employee’s beneficiary if, in the judgment of the Administrator prior to a Change in Control, the Employee is responsible for acts or omission which subject the Company to public disrespect, scandal or ridicule or if the Employee is responsible for acts of misconduct including, but not limited to, acts of theft, embezzlement, fraud or moral turpitude. Prior to a Change in Control, the Administrator’s determination as to the grounds for forfeiture shall be conclusive and binding on all parties. Upon and after a Change in Control, no benefits may be forfeited for any reason under this Section 5.4 and this Section 5.4 shall be null and void.

ARTICLE 6.

Claims Procedures

6.1	Presentation of Claim. Any Employee or beneficiary of a deceased Employee (such Employee or beneficiary being referred to below as a “Claimant”) may deliver to the Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

6.2	Notification of Decision. The Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section 6.3 below.

6.3	Review of a Denied Claim. Within 60 days after receiving a notice from the Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Administrator a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Administrator, in its sole discretion, may grant.

6.4	Decision on Review. The Administrator shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Administrator deems relevant.

6.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 6 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 7.

Amendment and Termination

7.1	Termination. Avista Corporation reserves the right to terminate the Plan at any time by action of the Board. The termination of the Plan shall not adversely affect any Employee or his or her beneficiary who has commenced receiving the payment of any benefits under the Plan as of the date of termination; provided, however, that the Company shall have the right to accelerate payments by paying the Actuarial Equivalent value of such payments in accordance with Code Section 409A. For all other Employees, upon the termination of the Plan, the Actuarial Equivalent of an Employee’s benefit shall be paid out in a single lump sum.

7.2	Amendment. Avista Corporation may, at any time, amend or modify the Plan in whole or in part by the action of the Board; provided, however, that (i) no amendment or modification shall be effective to decrease or restrict an Employee’s then accrued benefit, determined on an Actuarial Equivalent basis and (ii) upon and after a Change in Control, no amendment of Section 5.2 above, Section 5.4 above or this Section 7.2 shall be effective.

ARTICLE 8.

Miscellaneous

8.1	Unsecured General Creditor. Employees and their beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of the Company. Any and all of the Company’s assets shall be, and remain, the general, unpledged assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

8.2	No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its employees, with or without cause.

8.3	Assignment. No amount payable at any time hereunder shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether then or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable hereunder, or any part thereof, or if by reason of his bankruptcy or other event happening at any such time, such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him, then the Board, if it so elects, may direct that such amount be withheld and that the amount or any part thereof be paid or applied to or for the benefit of such person, or his spouse, in such manner and proportion as said Board may deem proper.

8.4	Law Applicable. This Plan shall be governed by the laws of the State of Washington to the extent such laws are not preempted by ERISA.

8.5	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Adopted and restated effective as of January 1, 2011.

AVISTA CORPORATION

By:

Title:

Date: